Stewart Gregg
Assistant Vice President and Senior Counsel
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN  55416-1297

April 22, 2002

Board of Directors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN  55416-1297

RE:  Opinion and Consent of Counsel
     Allianz Life Variable Account B

Dear Sir or Madam:

You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of Post-Effective Amendment No. 6 to the Registration Statement on Form N-4 for the Individual Flexible Payment Variable Annuity Contracts to be issued by Allianz Life Insurance Company of North America and its separate account, Allianz Life Variable Account B, File No. 333-63719.

I am of the following opinions:

1. Allianz Life Variable Account B is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the Act), and is currently registered with the Securities and Exchange Commission, pursuant to section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

I consent to the reference to me and to this opinion under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

                              Sincerely,

                        ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA


                            By: /a/ STEWART GREGG
                              --------------------------
                                    Stewart Gregg